                      UNITED STATES SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 MARCH 21, 2003
                                 Date of Report
                        (Date of earliest event reported)



                            P. H. GLATFELTER COMPANY
             (Exact name of registrant as specified in its charter)





                                  PENNSYLVANIA
         (State or other jurisdiction of incorporation or organization)



                        1-3560                             23-0628360
               (Commission file number)           (IRS Employer Identification
                                                              No.)

         96 SOUTH GEORGE STREET, SUITE 500
            YORK, PENNSYLVANIA 17401                    (717) 225-4711
        (Address of principal executive              (Registrant's telephone
                    offices)                       number, including area code)


                                       N/A
            (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS

On March 21, 2003, the Company completed its previously announced agreement to sell approximately 25,000 acres of its timberlands ("Timberland Sale") in Maryland to a subsidiary of The Conservation Fund ("Buyer"). As consideration for the timberlands, the Company received a 10-year note from the Buyer with a face amount of $37.9 million ("Note"). The Note bears interest at 3.42% per annum for the first five years with interest-only payments due in quarterly installments. After five years the interest rate will be adjusted based on the then existing bank prime rate. The full amount of the Note is secured by a letter of credit issued by a financial institution.

  The Company pledged the Note as collateral under a $34.0 million borrowing agreement ("Note Payable"). The Note Payable bears a fixed rate of interest at 3.82% for five years at which time the Company can elect to renew the obligation. The Company expects the pre-tax gain recognized from the Timberland Sale will approximate $30.0 million.

  In connection with the Timberland Sale, the Company entered in a Supply Agreement ("Agreement") between the Company and the Buyer. Pursuant to the Agreement, the Company agreed to purchase from the Buyer a minimum of 275,400 tons of pine pulpwood at market prices over the eight-year term of the Agreement.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                   P. H. Glatfelter Company
                                                      (Registrant)

                      Date: March 25, 2003     By: /s/ Robert P. Newcomer
                                                   -----------------------------
                                                      Robert P. Newcomer
                                                      President, Chief Operating
                                                      Officer, and Acting Chief
                                                      Financial Officer


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